Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-3 of our report dated December 11, 2009 relating to (a) the consolidated balance sheets of ERHC Energy Inc., a corporation in the development stage, as of September 30, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three years ended September 30, 2007, 2008 and 2009, and (b) the effectiveness of ERHC Energy Inc.’s internal control over financial reporting, each appearing in the ERHC Energy Inc.’s Form 10-K for the year ended September 30, 2009.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

July 7, 2010

10350 Richmond Ave., Suite 800 • Houston, TX 77042 • 713.343.4200 15 Maiden Lane, Suite 1003 • New York, NY 10038 • 212.406.7272 www.malonebailey.com